PGIM Investments LLC

655 Broad Street

Newark, New Jersey 07102

The Board of Trustees of Advanced Series Trust

655 Broad Street

Newark, New Jersey 07102

Re: Contractual Fee Waivers

PGIM Investments LLC (the “Manager”) hereby agrees to cap expenses / reimburse certain expenses and/or waive a portion of its investment management fee as more particularly described and set forth for the Portfolio listed on Exhibit A hereto.

Very truly yours,

PGIM Investments LLC

By: /s/ Timothy S. Cronin

Name: Timothy S. Cronin Title: Senior Vice President

Exhibit A

Effective March 1, 2020

AST Dimensional Global Core Allocation Portfolio: The Manager has contractually agreed to waive a portion of its investment management fee equal to the subadvisory fee waiver due to investments in the Underlying Funds managed by the Subadviser and/or an affiliate of the Subadviser until June 30, 2022. The decision to renew, modify or discontinue the arrangement after June 30, 2022 will be subject to review and approval by the Board. The Manager has also contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio’s investment management fee (after management fee waiver) and other expenses (including net distribution fees, acquired fund fees and expenses due to investments in Underlying Funds of the Trust and Underlying Funds managed or subadvised by the Subadviser, and excluding taxes, interest, brokerage commissions, and any other acquired fund fees and expenses not mentioned above) do not exceed 0.86% of the Portfolio’s average daily net assets through June 30, 2022. Expenses waived/reimbursed by the Manager may be recouped by the Manager within the same fiscal year during which such waiver/reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year. These arrangements may not be terminated or modified prior to June 30, 2022 without the prior approval of the Trust’s Board of Trustees.